

George Condo
(b. 1957)



Masterworks has exited two Condo offerings, with annualized returns of 39.3% (538 days held) and 21.5% (638 days held). He also set a new #3 auction record in Sept 2024. Past performance not indicative of future results, see Inv. Thesis for disclosure.

INVESTMENT THESIS

Initial Offering Price
$981,000

Offering Circular
sec.gov

Similar Auction Sales | Record Price



$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
06
09
12
15
18
21
24

Price Appreciation of Similar Works
16.2%

Sharpe Ratio (1995-2024) watch video

George Condo	▲0.70
S&P 500	0.54

47% Progress

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George Condo

(b. 1957)

Why we like this offering

1. The Artwork is one of the most desirable contributions to George Condo's "Toy Heads" series, which challenges multiple art historical traditions, like portraiture and Cubism
2. Auction records for artworks similar in style, scale, and period are led by *The Aztec Cosmologist* (2009), which sold for $2,468,304 at Sotheby's in September 2018, followed by *Linear Composition* (2009), which sold for $1,881,358 at Christie's in June 2022, and *Young Girl with Blue Dress* (2007), which sold for $1,549,526 at Phillips in November 2017.
3. The Artwork's title and subject directly reference Henri Matisse's *The Young Sailor* (1906) and Pablo Picasso's The Sailor (1943).
4. The Artwork is from a series of 18 portraits George Condo painted in 2012 titled "Toy Heads." The series replaces the faces of characters like Iron Man, Mike Kelly, and in this instance Picasso, with Cubist geometric motifs.
5. According to Sotheby's Auction catalogue: "Arguably the most special work in the 'Toy Heads' series, The Young Sailor is an exemplary Condo portrait in line with the very best of the artist's universally acclaimed oeuvre".

*Previous exits (Masterworks 016; Masterworks 025) not included in set of similar sales to live Offering which comprise paintings by George Condo with the following criteria: Works on canvas created since 2005 that measure between 20 inches by 20 inches and 60 inches by 60 inches, excluding group portraits and works that are stylistically different such as "drawing painting" portraits and works without Cubist elements.

*"Annualized net return" or "IRR" refers to the annualized internal rate of return net of all fees and expenses, calculated from the offering closing date to the date the sale is consummated. IRR may not be indicative of Masterworks paintings not yet sold and past performance is not indicative of future results. For additional information regarding the calculation of IRR for a particular investment in an artwork that has been sold, a reconciliation will be filed as an exhibit to Form 1-U and will be available on the SEC's website at www.sec.gov.

*Masterworks has completed 23 exits across their over 400 offerings to date with illustrative annualized net returns of 17.6%, 17.8%, and 21.5%.

*Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

*See Amendment No. 5 for important artist market updates.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$17,980,761	61	$5,805,900

Turnover by Year



59.7M
44.8M
29.9M
14.9M
13
14
15
16
17
18
19
20
21
22
23
24

Lots Auctioned



Sold
Unsold
115
86.25
57.5
28.75
13
14
15
16
17
18
19
20
21
22
23
24

Initial Offering Price	**$981,000**
Offering Circular	sec.gov/edgar

Painting





About George Condo

George Condo (b. 1957, New Hampshire) is a world-renowned contemporary American artist known for his innovative portraits that blur the line between figuration and abstraction. In addition to his critical and commercial success in the art world, Condo is recognized for his book and album cover projects, including the cover art for Book of Sketches by Jack Kerouac, and the album cover for My Beautiful Dark Twisted Fantasy by Kanye West. In 2019, he represented the United States at the Venice Biennale.

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GEORGE CONDO

b. 1957, UNITED STATES



$981,000
INITIAL OFFERING

16.2%	▲0.74
HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	SHARPE RATIO[4]
22.8%	**15.2%**
ANNUAL GROWTH OF RECORD PRICE[3]	MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 40 × 32 in.

George Condo remains one of the most celebrated and influential American artists working today, known for his innovative style blending abstraction with figuration.

The Artwork is one of the most desirable contributions to George Condo's "Toy Heads" series, which challenges multiple art historical traditions, like portraiture and Cubism. The Artwork is from a series of 18 portraits George Condo painted in 2012 titled "Toy Heads." The series replaces the faces of characters like Iron Man, Mike Kelly, and in this instance Picasso, with Cubist geometric motifs. The Artwork has been interpreted as a portrait of Pablo Picasso, who also frequently wore a Breton shirt and who was a major influence for George Condo. By replacing the subject's face with geometric shapes, George Condo paints the interior of the subject, a style he dubbed "psychological cubism." The Artwork's title and subject directly reference Henri Matisse's The Young Sailor (1906) and Pablo Picasso's The Sailor (1943). George Condo coined the term Artificial Realism in the 1980s to describe how reality is a man-made construction. These paintings are "realistic" representations of artificial images, utilizing traditional painting conventions. The Artwork is a vertically-oriented portrait painting of a sailor with a Breton black-and-white striped shirt against a neutral gray background. The figure's face is replaced by shaded geometric shapes, a three-dimensional reimagining of Cubism's approach to abstraction. Auction records for artworks similar in style, scale, and period are led by The Aztec Cosmologist (2009), which sold for $2,468,304 (HKD 19,320,000) at Sotheby's Hong Kong on September 30, 2018, followed by Linear Composition (2009), which sold for $1,881,358 (£1,542,000) at Christie's London on June 28, 2022, and Young Girl with Blue Dress (2007), which sold for $1,549,526 (HKD 12,100,000) at Phillips Hong Kong on November 26, 2017. The Artwork previous sold at Sotheby's New York for $302,500 on November 14, 2012, then at Phillips London for $724,841 (£422,500) on July 3, 2014, and at Sotheby's Hong Kong for $1,550,949 (HKD12,175,000) on April 1, 2019.

George Condo is represented by Hauser & Wirth Gallery and Sprüth Magers Gallery. In 2017, a retrospective of Condo's works on paper, The Way I Think, traveled from The Phillips Collection in Washington D.C. to the Louisiana Museum of Modern Art in Humlebæk, Denmark. He was also the subject of the 2011 to 2012 mid-career survey, Mental States, which traveled from the New Museum in New York to the Museum Boijmans Van Beuningen in Rotterdam, the Hayward Gallery in London, and Schirn Kunsthalle in Frankfurt. The artist has also been included in numerous biennials, including the 58th Venice Biennale in 2019, 13th Biennale de Lyon in 2015, 10th Gwangju Biennale in 2014, the 48th Corcoran Biennial in Washington D.C. in 2005, and the Whitney Biennial in 2010 and 1987. Works by Condo are held in the collections of prestigious art institutions around the world, including the Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, the Metropolitan Museum of Art, the National Gallery of Art, the Tate Modern, and the Centre Georges Pompidou, among many others. The artist's market has been active for decades, and new records have been set at auction in recent years by works painted in the early 2010s. Condo's auction records are led by Force Field (2010), which sold for $6,857,413 (HKD 53,150,000) at Christie's Hong Kong on July 10, 2020, followed by Nude and Forms (2014), which sold for $6,162,500 at Christie's New York on May 17, 2018, and Linear Connection (2010), which sold at Christie's New York for $4,950,000 on November 9, 2021.

THE ARTIST'S MARKET HAS BEEN ACTIVE FOR DECADES, AND NEW RECORDS HAVE BEEN SET AT AUCTION IN RECENT YEARS BY WORKS PAINTED IN THE EARLY 2010S. CONDO'S AUCTION RECORDS ARE LED BY FORCE FIELD (2010), WHICH SOLD FOR $6,857,413 (HKD 53,150,000) AT CHRISTIE'S HONG KONG ON JULY 10, 2020, FOLLOWED BY NUDE AND FORMS (2014), WHICH SOLD FOR $6,162,500 AT CHRISTIE'S NEW YORK ON MAY 17, 2018, AND LINEAR CONNECTION (2010), WHICH SOLD AT CHRISTIE'S NEW YORK FOR $4,950,000 ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$2,468,304
$1,881,358
$1,549,526
$1,550,949
$1,262,687
$1,107,319
$724,841
$394,000
$263,593
$313,853
$272,310
$323,843
$265,215
$302,500
$92,500
1/1/2010
1/1/2012
1/1/2014
1/1/2016
1/1/2018
1/1/2020
1/1/2022
Implied Historical Growth

George Condo (b. 1957, Concord, New Hampshire) is a world-renowned contemporary American artist known for his innovative portraits that blur the line between figuration and abstraction. Condo studied Art History and Music Theory at the University of Massachusetts in Lowell for two years before dropping out to play in the Boston-based punk band The Girls alongside painter Mark Dagley. In 1979, Condo moved to New York where he supported himself with a series of odd jobs; most notably, as a printer for Andy Warhol. Inspired by European art history, from Old Masters to Cubism, the artist spent a year in Los Angeles learning Old Master glazing techniques in 1983. While in Los Angeles, the artist held his first solo exhibition at Ulrike Kantor Gallery. The following year, he moved to Germany to work with the Mulheimer Freiheit, an anarchist artist group whose members include painters Jiri Georg Dokoupil and Walter Dahn. His first European solo exhibition opened that same year at Monika Sprueth Gallery and featured his famous painting, The Cloudmaker (1984). In 1985, Condo moved to Paris, where he lived and worked for a decade until he returned to New York in 1995. In addition to his critical and commercial success in the art world, Condo is recognized for his book and album cover projects, including the cover art for Book of Sketches by Jack Kerouac, and the album cover for My Beautiful Dark Twisted Fantasy by Kanye West. Condo continues to live and work in New York.







IMPORTANT DISCLOSURES

1. Historical appreciation rates reFlect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commis-sions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by George Condo with the following criteria: Works on canvas created since 2005 that measure between 20 inches by 20 inches and 60 inches by 60 inches, excluding group portraits and works that are stylistically diFFerent ("drawing painting" portraits and works without Cubist elements). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 16.2% CAGR implied from selected sales occurring from October 18, 2008, to October 5, 2023.

3. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for George Condo has a risk-adjusted appreciation of 0.74. Risk-adjusted appreciation reFlects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s First repeat sale and (b) December 31, 1989, the year end of the earliest year when other Financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reFlective of the artist’s main medium, as deFined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A “record price” reFlects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Artworks by George Condo have a record price compound annual growth rate (“CAGR”) of 22.8% from May 6, 1986 to December 31, 2023. This calculation is based on (i) a record price of $2,500 on May 6, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,805,900, the most recent re-cord price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reFlects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for George Condo is 15.2%, which is based on 95 repeat sales during the time period beginning on the First purchase price date for the artist’s earliest repeat sales pair, which in the case of George Condo was May 7, 1991 and ending on the last date a repeat sale occurred for such artist, which in the case of George Condo was December 8, 2023. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reFlective of the artist’s main medium, as deFined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user’s investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual’s own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

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